SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 21, 2012

000-24478	38-3073622
(Commission File No.)	(IRS Employer Identification No.)

DEARBORN BANCORP, INC.

(Exact name of registrant as specified in its charter)

1360 Porter Street, Dearborn, MI

(Address of Principal Executive Offices)

48124

(Zip Code)

(313) 565-5700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Fidelity Bank (the “Bank”), the wholly owned banking subsidiary of Dearborn Bancorp, Inc. (the “Company”), is considered to be “critically undercapitalized” based on the Federal Deposit Insurance Corporation (“FDIC”) and the State of Michigan, Office of Financial and Insurance Regulation (“OFIR”) joint safety and soundness examination of the Bank for 2011. The Bank disputes several of the material adverse supervisory determinations in the examination report but under the current state and federal banking structure, it has no avenue for appeal or reversal of these material adverse findings. By letter dated March 14, 2012, the FDIC ordered the Bank to fund the Allowance for Loan and Lease (“ALLL”) with an additional minimum of $26 million and to amend its Consolidated Reports of Condition and Income (“Call Reports”) for June, September and December 2011 in compliance with the findings of the final examination report. On March 21, 2012, the Bank filed amended Call Reports in compliance with the FDIC order.

By way of background, the Bank is classified as a troubled institution and has been “undercapitalized” according to regulatory risk based capital guidelines since 2009. This was primarily due to significant losses in its commercial real estate portfolio during a distressed economy in Southeast Michigan. On July 5, 2011, the FDIC and OFIR began a joint safety and soundness examination of the Bank for 2011. The final examination report was issued on January 6, 2012 and, due to approximately $28 million in required loan downgrades, charge-offs and additional provisions for loan loss, the Bank is considered to be “critically undercapitalized.” The Bank disagreed with the accounting treatment of approximately $24 million of this amount primarily as it relates to the Interagency Policy Statement on Prudent Commercial Real Estate Loan Workouts and the Interagency Policy Statement on the Allowance for Loan and Lease Losses, but was unsuccessful during informal communications with the FDIC and OFIR to reverse their supervisory determinations. The Bank, as required by GAAP, has consistently relied on the appraisals of state certified and MAI certified appraisers, completed under the Dodd-Frank Act guidelines, to determine the value of its collateral. When a new appraisal is not required, the Bank has relied upon an internal loan valuation model and input from an in-house certified appraiser to determine collateral value. A significant number of these appraisals were rejected by the examiners as was the Bank’s collateral valuation model, resulting in approximately $15.4 million in losses or impairments. An additional $8.5 million increase in the loan loss allowance was required under an unpublished regulatory accounting interpretation regarding minimum historical loss rate calculations on pass grade loans.

Upon the Bank’s receipt of the final examination report, the FDIC notified the Bank that it would be pursuing a new formal enforcement action. Under the FDIC’s Guidelines for Appeals of Material Supervisory Determinations, written notification of the intent to pursue formal enforcement action terminates the Bank’s right to appeal all of the above mentioned determinations and the facts and circumstance that form the basis for the formal enforcement action to the Director of the Division of Supervision and Consumer Protection or to the FDIC’s Supervision Appeals Review Committee. On January 13, 2012, the Bank made formal request for an administrative hearing with the OFIR Commissioner to reconsider the material supervisory determination findings as allowed under the Michigan Banking Code of 1999. On March 1, 2012, the Bank was notified that the OFIR Commissioner would not grant its request for an administrative hearing to review several of the material adverse supervisory determinations disputed by the Bank and, as a result, under the current banking regulatory structure the Bank has no avenue for appeal or reversal of these material adverse findings.

Under the Prompt Corrective Action framework established under FDICIA, the failure to meet minimum capital requirements can initiate both mandatory and additional discretionary actions by regulators that are likely to have a material adverse effect on the Bank and the Company. In the case of critically undercapitalized banks, the appointment of a conservator or receiver generally is required if the institution is unable to raise sufficient capital within 90 days of the date on which it was determined that the institution was critically undercapitalized.

Due to the conditions and events discussed above, we believe substantial doubt exists as to the Company’s ability to continue as a going concern. We have determined that significant additional sources of capital will be required for the Bank to continue operations through 2012 and beyond. We have previously engaged financial advisors to assist in our efforts to raise additional capital and explore strategic alternatives to address our current and expected capital deficiencies. To date, they have been unsuccessful. As a result of the Bank’s financial condition, our regulators are continually monitoring its capital adequacy. Based on their assessment of the Bank’s ability to continue to operate in a safe and sound manner, the banking regulators may take other actions, including further enforcement actions, capital directives or even assumption of control of the Bank, to protect the interests of depositors insured by the FDIC. If the Bank is placed into FDIC receivership, it is highly likely that the Company would be required to cease operations. If the Company were to cease operations, we do not believe that there would be any assets available to the holders of capital stock of the Company.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any such filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dearborn Bancorp, Inc.
(Registrant)

/s/ Jeffrey L. Karafa
Jeffrey L. Karafa
Treasurer and Chief Financial Officer

Date: March 21, 2012